Exhibit 10.84 Draft 11/13/2022
RESTAURANT BRANDS INTERNATIONAL INC.
AMENDED AND RESTATED 2014 OMNIBUS INCENTIVE PLAN
OPTION AWARD AGREEMENT

Unless defined in this Option Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Restaurant Brands International Inc. Amended and Restated 2014 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
Pursuant to Section 6 of the Plan, you have been granted a Non-Qualified Stock Option (the “Option”) on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference.
Total Number of Option Shares:        2,000,000 Option Shares
Exercise Price per Share:        $[ ] per Share
Grant Date:        November __, 2022
Expiration Date:        November __, 2032
Vesting Date:        November __, 2027, subject to your continued Service through the Vesting Date and further subject to the Section entitled “Termination” in Exhibit A.
By accepting this Option and agreeing to this Award Agreement, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached Exhibit A, which constitutes part of this Award Agreement.

PARTICIPANT	RESTAURANT BRANDS INTERNATIONAL INC.
____________________________	By: ______________________________
Name: J. Patrick Doyle	Name: Jill Granat Title: General Counsel

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Exhibit 10.84 Draft 11/13/2022
EXHIBIT A

TERMS AND CONDITIONS OF THE
OPTION AWARD AGREEMENT
Definitions
For purposes of this Award Agreement, the following terms shall have the following meanings:
“Cause” means (i) a material breach by you of any of your obligations under any written Employment Agreement or consulting agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the policies, procedures, rules and regulations of the Company or any of its Affiliates applicable to employees or other service providers generally or to employees or other service providers at your grade level that has caused or is reasonably expected to result in significant injury to the reputation of the Company or any of its Affiliates or material and demonstrable injury to the business of the Company or any of its Affiliates or prospects that involve significant projects in process of the Company or any of its Affiliates; (iii) your willful misconduct or gross negligence that has caused or is reasonably expected to result in significant injury to the reputation of the Company or any of its Affiliates or material and demonstrable injury to the business of the Company or any of its Affiliates or prospects that involve significant projects in process of the Company or any of its Affiliates; (iv) your fraud or misappropriation of funds; or (v) your conviction of, or plea of guilty or nolo contendere to, a felony (excluding (I) any traffic violations other than those involving driving under the influence and/or vehicular homicide and (II) felonies based on vicarious liability involving actions or inactions of other persons or entities that are imputed to you due to your position with the Company), other serious crime involving fraud, or other serious crime of an extremely reckless, intentional, or vicious nature that is reasonably expected to result in significant injury to the reputation of the Company or any of its Affiliates. Notwithstanding the foregoing, “Cause” shall not exist under sub-clauses (i), (ii), (iii) or (iv) hereunder unless you have first received written notice from the Company identifying in reasonable detail such violation or breach (such notice to be provided within ninety (90) calendar days after the Company’s initial discovery of such violation or breach) and, to the extent curable, you fail to cure such violation or breach to the Company’s reasonable satisfaction within thirty (30) calendar days after receiving such written notice. Termination of your Service under clauses (i) through (iv) shall be deemed not to be for Cause unless, prior to termination, you are given a reasonable opportunity, together with counsel, to be heard before the Board in good faith; provided, that, you shall not participate in such process in your capacity as a member of the Board.
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any Affiliate for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
“Employment Agreement” means the Offer Letter between Restaurant Brands International US Services LLC and you, dated November 15, 2022, or any written offer letter or employment agreement between you and the Company or any of its Affiliates, as

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such agreement may be modified or amended from time to time in accordance with the terms thereof.
“Employer” means your employer if you are an employee of the Company or any of its Affiliates; the Board of Directors of the Company if you are a member of the Board of Directors of the Company; the Company or any Affiliate that has entered into a consulting agreement with you, and/or any combination of the foregoing if you are an employee or Consultant of the Company or any of its Affiliates and/or a member of the Board of Directors of the Company.
“Good Reason” means your voluntary resignation from the Company or any of its Affiliates after the occurrence of any of the following after the Grant Date without your consent: (i) a change in reporting structure such that you no longer report directly to the Board of Directors; (ii) a significant diminution by the Company in your authority, duties, or responsibilities, or any diminution in your position or title as the executive chairman of the Company; (iii) any material breach by the Company of this Agreement, your Employment Agreement or any other Award Agreement between you and the Company or any Affiliate; (iv) the Company requiring you to be based at any office location that is more than fifty (50) miles farther from your primary work location as of the Commencement Date, except for business travel on behalf of the Company for bona fide business purposes; (v) you are not elected and appointed as Executive Chairman of the Board effective January 31, 2023; or (vi) you are not re-elected to the Board, other than due to your voluntary resignation, death or Disability or due to your being considered “overboarded” by the proxy advisory firms Institutional Shareholder Services or Glass Lewis; provided, however, that, in order for a resignation to constitute a resignation for “Good Reason”, (I) you shall give the Company written notice of your intention to resign with Good Reason within thirty (30) days after first learning of the occurrence of the circumstances that purportedly gave rise to Good Reason, which written notice shall describe such circumstances in reasonable detail, (II) the Company shall have a period of thirty (30) days following receipt of such written notice to cure such circumstances; and (III) if the Company fails or refuses to cure such circumstances, you must resign within sixty (60) days following the end of such cure period.
“Immediate Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.
“Option Shares” means the Shares underlying this Option.
“Permitted Transferee” means you, any of your Immediate Family Members, any trust where all the beneficiaries are any combination of you and/or any one or more of your Immediate Family Members (a “Permitted Trust”), or any entity where all the economic interests are held by any combination of you, any one or more of your Immediate Family Members, and/or any one or more Permitted Trusts, including, for the avoidance of doubt, any grantor retained annuity trust established by you as grantor and any revocable or irrevocable trust created by you; provided, that you (1) continue to have the voting and dispositive power over the Related Shares and (2) continue to report a direct or indirect interest in the Related Shares on your Form 4s following the Transfer.

“Related Shares” means the 500,000 Shares in the Company that you have directly or indirectly (including, without limitation, through a limited liability company owned and controlled by you) purchased pursuant to the Stock Purchase Agreement by and between RBI and you, dated as of November 15, 2022 (the “SPA”), and all Shares

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received by you upon settlement of the RSUs evidenced by that RSU Award Agreement between the Company and you, dated of even date herewith, less those sold or withheld by the Company or an Affiliate to pay applicable taxes due upon such settlement and/or upon your making an election under Code Section 83(b) in respect of such Shares, as applicable.
“Service” means the active performance of services for the Company or an Affiliate by you as an employee, a director or a consultant of the Company or an Affiliate. Notwithstanding the foregoing, if this Award is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a termination of your “Service” for purposes of payment of this Award unless such event is also a “separation from service” within the meaning of Section 409A of the Code.
“Vesting Date” means November __, 2027 or such earlier vesting date as may be provided in this Award Agreement.
“Without Cause” means a termination of your Service by your Employer other than any such termination for Cause, or due to your death or Disability; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.

Vesting.
Except as expressly provided herein, this Option will vest and become exercisable on the “Vesting Date” set forth in this Award Agreement. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the Sections below entitled “Termination” and “Forfeiture of Unvested Options upon the Transfer of Related Shares”). Your ability to exercise this Option is subject to your continued Service through the Vesting Date and to the section of this Award Agreement entitled “Termination”. Prior to the exercise of all or a part of this Option, you will not have any rights of a shareholder with respect to the applicable portion of this Option or the Shares subject thereto.
Method of Exercise.
This Option will be exercisable pursuant to procedures approved by the Committee that are consistent with procedures applicable to other executives of the Company and its Affiliates and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement, (ii) the exercise of this Option and the delivery of such Shares complies with applicable law, and (iii) full payment (or satisfactory provision therefor) of the aggregate Exercise Price of the Option and any Tax-Related Items have been received by the Company. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), which Shares the Company shall undertake to deliver to you as soon as practical following satisfaction of items (i)-(iii) in the immediately preceding sentence, you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the exercise of this Option.

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Forfeiture of Unvested Options upon the Transfer of Related Shares.

If any of the Related Shares are Transferred (other than pursuant to the laws of descent and distribution, or to any Permitted Transferee with respect to the Related Shares) before the earliest of (a) the Vesting Date, (b) a Change in Control, (c) the termination of your employment or Service Without Cause, (d) your resignation with Good Reason, or (e) the termination of your employment or Service due to your death or Disability, you will immediately forfeit all Options that relate to this Award Agreement; provided that, in the event that any Related Shares are Transferred in violation of the foregoing through no fault or voluntary action of your own or any Permitted Transferee, you and/or the Permitted Transferee (as applicable) shall have 60 days (which period shall be extended to the extent there are fewer than five (5) trading days during a trading window within such 60 day period) to attempt to undo such Transfer or replace the Related Shares so Transferred to maintain 500,000 Shares in the Company, and the forfeiture described in this sentence shall not occur unless and until Participant and/or the Permitted Transferee (as applicable) fails to undo or replace such Transfer within the applicable period.

Adjustment for Certain Events.
    If and to the extent that it would not cause a violation of Section 409A of the Code or other applicable law, if any Corporate Event described in Section 5(d)(ii) of the Plan shall occur, the Committee shall make an adjustment as described in such Section 5(d)(ii) in such manner as the Committee may, in its sole discretion, deem appropriate and equitable to prevent substantial dilution or enlargement of the rights provided under this Option.
Termination.
Upon termination of your Service (other than as set forth below) prior to the Vesting Date, you will forfeit this Option without any consideration due to you. Notwithstanding anything in the Plan to the contrary, for the purposes of this Award Agreement, your Service will not be deemed to be terminated (a) in the event that you transfer your employment from the Company to any Affiliate or from an Affiliate to the Company or another Affiliate, as the case may be, (b) if at any time you are both an employee of the Company or any of its Affiliates and a member of the Board of Directors of the Company, unless both your Service as an employee and a board member are terminated, or (c) if, following your cessation of employment by the Company or any Affiliate and the cessation of your service on the Board, you continue to provide services to the Company or an Affiliate as a Consultant or other advisor, unless and until your services as a Consultant or other advisor, as applicable, are terminated.
If your Service terminates prior to the Vesting Date Without Cause, for Good Reason or by reason of your Disability or death, you shall become vested in the number of Option Shares as if the Option Shares subject to this Option vested 20% on each of November __, 2023, November __, 2024, November __, 2025, November __, 2026 and November __, 2027, respectively; and you or your beneficiary in the case of death may exercise the Option to the extent vested on the date of termination of your Service as provided for below.
Subject to any terms and conditions that the Committee may impose in accordance with Section 13 of the Plan, in the event that a Change in Control occurs and, within twelve (12) months following the date of such Change in Control, your Service is

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terminated by your Employer Without Cause (as defined herein) or by you for Good Reason, this Option shall vest in full upon such termination. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on this Option and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
To the extent this Option is or becomes exercisable on the date of termination of your Service, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this Option will terminate. In no event may you exercise this Option after the Expiration Date.

Type of Termination	Vested Option Exercise Period
Without Cause	the date of termination through the Expiration Date
Good Reason	the date of termination through the Expiration Date
Resignation	the date of termination through the Expiration Date
Disability	the date of termination through the Expiration Date
Death	the date of termination through the Expiration Date
For Cause	None, the Option expires immediately

Except in the case of your death, your Service terminates on the date specified in the written notice of termination or notice of resignation, if applicable, or if no such notice, the day of cessation of Service as determined by the Committee in good faith. For greater clarity, the date of termination of your Service will not be extended by any payment in lieu of notice or severance mandated under local law, whether statutory, contractual or at common law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law) regardless of the reason for such termination and whether or not later found to be invalid or in breach of laws in the jurisdiction where you are rendering Service or the terms of your Employment Agreement, if any.
In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of your Service on this Option and the terms of any Employment Agreement, the terms of this Award Agreement will govern.

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Taxes.
Regardless of any action the Company or your Employer takes with respect to any or all income tax, social security or insurance, government sponsored pension plan, unemployment insurance, fringe benefits tax, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.
Prior to exercise of this Option, you will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding and payment on account obligations of the Company and/or the Employer. The Company shall sell or arrange for the sale of Shares that you acquire to meet the withholding obligation for Tax-Related Items unless (i) you and the Company mutually agree that the Company will withhold the amount of Shares necessary to satisfy the Tax-Related Items, or (ii) you elect in your sole discretion to pay all withholding without the sale of Shares or withholding of Shares necessary to satisfy the Tax-Related Items.
The Company may withhold or account for Tax-Related Items by considering statutory withholding rates or other withholding rates, including maximum rates applicable in your jurisdiction. In the event of over-withholding, you may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Shares, or if not refunded, you may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or Employer. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
Finally, you will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of your participation in the Plan or your purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax Related Items as described in this section.
No Guarantee of Continued Service.
You acknowledge and agree that the vesting of this Option on the Vesting Date is earned only by performing continuing Service (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the Vesting Date shall not be construed as giving you the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss you, free from any liability, or any claim under the Plan, except as otherwise provided herein or in any other agreement binding you, the Company or the

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applicable Affiliate. The receipt of this Award is not intended to confer any rights on you except as set forth in this Award Agreement.
Termination for Cause.
    In consideration for the grant of this Option and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
    Upon (i) a termination of your Service for Cause, any Options you hold shall be immediately forfeited and the Company may require that you repay, and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the exercise of Options, minus the applicable Exercise Price, together with the value as of the date on which the dividend was paid of any dividends you received with respect to such Shares following the exercise of Options, both on a net after-tax basis (not including, for the avoidance of doubt, the Fair Market Value of Shares sold or withheld to pay the applicable taxes due upon exercise of Options in respect of such Shares). The Fair Market Value of any such Shares shall be determined as of the date of exercise of such Options.
Company’s Right of Offset.
If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law and not causing a violation of Section 409A of the Code, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee in good faith.
Acknowledgment of Nature of Award.
In accepting the grant of this Option, you acknowledge that:
(a)    the Plan is established voluntarily by the Company, and it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;
(b)    the grant of this Option award is voluntary, occasional and discretionary and does not create any contractual or other right to receive future Option awards, or benefits in lieu of Options even if Options have been awarded in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
(d)    your participation in the Plan is voluntary;
(e)    this Option and any Shares acquired upon the exercise of this Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

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(f)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;
(g)    if the underlying Shares do not increase in value, this Option will have no value;
(h)    if you receive Shares, the value of such Shares acquired upon exercise may increase or decrease in value; and
(i)    no claim or entitlement to compensation or damages arises from termination of this Option, and no claim or entitlement to compensation or damages shall arise from any diminution in value of this Option or Shares received upon exercise of this Option resulting from termination of your Service and you irrevocably release the Company and the Employer and their respective Affiliates from any such claim that may arise.
Securities Laws.
    By accepting this Option, you acknowledge that Canadian or other applicable securities laws, including, without limitation, U.S. securities laws, and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with this Option. You agree to comply with all Canadian and any other applicable securities law requirements, including, without limitation, any U.S. securities law requirements, and Company policies, as such laws and policies are amended from time to time.
Data Privacy Notice and Consent.
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, the Employer, the Company and its other Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company, the Employer and/or other Affiliates may hold certain personal information about you, including, but not limited to, your name, home address, email address and telephone number, date of birth, social insurance or social security number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Option or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that Data will be transferred to Solium Capital or such other third party assisting in the implementation, administration and management of the Plan, that these recipients may be located in Canada, the United States or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that if you reside in the European Economic Area, you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement,

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administer and manage your participation in the Plan. You understand that, if you reside in the European Economic Area, you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment status or Service with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant you Options or other awards or administer or maintain such awards. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
Upon request of the Company or the Employer, you agree to provide a separate executed data privacy consent form (or any other agreements or consents that may be required by the Company and/or the Employer) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.
Limits on Transferability; Beneficiaries.
This Option shall not be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability to any party, or Transferred, otherwise than by your will or the laws of descent and distribution or to a Beneficiary upon your death, and this Option shall be exercised during your lifetime only by you or your guardian or legal representative. A Beneficiary, Transferee, or other person claiming any rights under this Award Agreement shall be subject to all terms and conditions of the Plan and this Award Agreement, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee in good faith, solely to the extent that such additional terms and/or conditions are not inconsistent with the terms and conditions of this Award Agreement.
No Transfer to any executor or administrator of your estate or to any Beneficiary by will or the laws of descent and distribution of any rights in respect of this Option shall be effective to bind the Company unless the Committee shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Committee may in good faith deem necessary to establish the validity of the Transfer and (ii) the written agreement of the Transferee to comply with all the terms and conditions applicable to this Option and any Shares purchased upon exercise of this Option that are or would have been applicable to you.
Section 409A Compliance.
It is intended that the Option awarded pursuant to this Award Agreement be exempt from Section 409A of the Code (“Section 409A”) because it is believed that (i) the Exercise Price per Share may never be less than the Fair Market Value of a Share on the Grant Date and the number of Shares subject to the Option is fixed on the original Grant Date, (ii) the Transfer or exercise of the Option is subject to taxation under Section

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83 of the Code and Treasury Regulation 1.83-7, and (iii) the Option does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Option. The provisions of this Award Agreement shall be interpreted in a manner consistent with this intention. In the event that the Company believes, at any time, that any benefit or right under this Award Agreement is subject to Section 409A, then the Committee may (acting alone and without any required consent by you) amend this Award Agreement in such manner as the Committee deems necessary or appropriate to be exempt from or otherwise comply with the requirements of Section 409A (including without limitation, amending the Award Agreement to increase the Exercise Price per Share to such amount as may be required in order for the Option to be exempt from Section 409A), provided that, no such amendment that would adversely affect your rights hereunder may be made without your prior consent.
Notwithstanding the foregoing, the Company does not make any representation to you that the Option awarded pursuant to this Award Agreement is exempt from, or satisfies, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless you or any Beneficiary for any tax, additional tax, interest or penalties that you or any Beneficiary may incur in the event that any provision of this Agreement, or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.
Entire Agreement; Governing Law; Jurisdiction; Waiver of Jury Trial.
    The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement or any separation agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings, representations and agreements (whether oral or written) of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law or to the extent permitted under other provisions of the Plan. This Award Agreement is governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its principles of conflict of laws.
ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS OPTION OR THE AWARD AGREEMENT MAY BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE PROVINCE OF ONTARIO, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. ANY ACTIONS OR PROCEEDINGS TO ENFORCE A JUDGMENT ISSUED BY ONE OF THE FOREGOING COURTS MAY BE ENFORCED IN ANY JURISDICTION.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, YOU HEREBY WAIVE, AND COVENANT THAT YOU WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING

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OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE.
    By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you understand the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement, as long as the same are made in good faith and do not conflict with the terms of this Award Agreement.
Electronic Delivery and Acceptance.
The Company may, in its sole discretion, decide to deliver any documents related to this Option or future options that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
Agreement Severable.
In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
Language.
You acknowledge that you are proficient in the English language or have consulted with an advisor who is sufficiently proficient in the English language, so as to allow you to understand the content of this Award Agreement and other Plan-related materials. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Non-U.S. Terms and Conditions.
    Notwithstanding any provision in this Award Agreement, if you relocate to a country outside the U.S., the special terms and conditions for such country will apply to you and be provided to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Such special terms and conditions constitute part of this Award Agreement.
Waiver.
You acknowledge that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by you or any other Participant.

2848/80663-001 CURRENT/134206663v6